Exhibit 15.3

7 March 2014

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Unilever PLC and Unilever N.V. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 16.F of Form 20-F, as part of the Form 20-F of Unilever PLC and Unilever N.V. dated 7 March 2014. We agree with the statements concerning our Firms in such Form 20-F.

Yours faithfully	Yours faithfully PricewaterhouseCoopers Accountants N.V.

PricewaterhouseCoopers LLP London, United Kingdom As Auditors of Unilever PLC	P J van Mierlo RA Partner As Auditors of Unilever N.V.

PricewaterhouseCoopers LLP, 1 Embankment Place, London WC2N 6RH

T: +44 (0) 20 7583 5000, F: +44 (0) 20 7212 4652, www.pwc.co.uk

PricewaterhouseCoopers Accountants N.V., Thomas R. Malthusstraat 5, 1066 JR Amsterdam, P.O. Box 90357,

1006 BJ Amsterdam, The Netherlands

T: +31 (0) 88 792 00 20, F: +31 (0) 88 792 96 40, www.pwc.nl

PricewaterhouseCoopers LLP is a limited liability partnership registered in England with registered number OC303525. The registered office of PricewaterhouseCoopers LLP is 1 Embankment Place, London WC2N 6RH. PricewaterhouseCoopers LLP is authorised and regulated by the Financial Conduct Authority for designated investment business.

‘PwC’ is the brand under which PricewaterhouseCoopers Accountants N.V. (Chamber of Commerce 34180285), PricewaterhouseCoopers Belastingadviseurs N.V. (Chamber of Commerce 34180284), PricewaterhouseCoopers Advisory N.V. (Chamber of Commerce 34180287), PricewaterhouseCoopers Compliance Services B.V. (Chamber of Commerce 51414406), PricewaterhouseCoopers Pensions, Actuarial & Insurance Services B.V. (Chamber of Commerce 54226368), PricewaterhouseCoopers B.V. (Chamber of Commerce 34180289) and other companies operate and provide services. These services are governed by General Terms and Conditions (‘algemene voorwaarden’), which include provisions regarding our liability. Purchases by these companies are governed by General Terms and Conditions of Purchase (‘algemene inkoopvoorwaarden’). At www.pwc.nl more detailed information on these companies is available, including these General Terms and Conditions and the General Terms and Conditions of Purchase, which have also been filed at the Amsterdam Chamber of Commerce.

F. CHANGE IN REGISTRANT’S CERTIFYING ACCOUNTANT

In 2013 we conducted a tender process for the Unilever Group’s statutory audit contract. The change in auditors is being made in order to remain at the forefront of good governance and in recognition of regulatory changes in Europe and elsewhere. Accordingly the engagement of PricewaterhouseCoopers LLP and PricewaterhouseCoopers Accountants N.V. (together, ‘PricewaterhouseCoopers’), Unilever’s current auditor, will not be renewed in 2014. As a result of the audit tender process we announced on 2 December 2013 that following completion of the audit of the Unilever Group financial statements for the year ended 31 December 2013 and the audit of the effectiveness of internal control over financial reporting as of 31 December 2013, KPMG LLP and KPMG Accountants N.V. (together, ‘KPMG’) will become Unilever’s statutory auditor, subject to approval by shareholders at the 2014 Annual General Meeting of Unilever PLC and Unilever N.V. The approval for this was delegated by the Board to a Board Committee comprising the Chairman, the Chief Financial Officer, the Chairman of the Audit Committee and the Vice-Chairman/Senior Independent Director.

During the two years prior to 31 December 2013, (1) PricewaterhouseCoopers has not issued any reports on the financial statements of the Unilever Group or on the effectiveness of internal control over financial reporting that contained an adverse opinion or a disclaimer of opinion, nor were the auditors’ reports of PricewaterhouseCoopers qualified or modified as to uncertainty, audit scope, or accounting principles, (2) there has not been any disagreement over any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to PricewaterhouseCooper’s satisfaction would have caused it to make reference to the subject matter of the disagreement in connection with its auditors’ reports, or any “reportable event” as described in Item 16F(a)(1)(v) of Form 20-F.

Further in the two years prior to 31 December 2013 we have not consulted with KPMG regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered with respect to the consolidated financial statements of the Unilever Group; or (ii) any matter that was the subject of a disagreement as that term is used in Item 16F(a)(1)(iv) of Form 20-F or a “reportable event” as described in Item 16F(a)(1)(v) of Form 20-F.